Exhibit 99.1

FOR RELEASE (04.27.2022)	Alan A. Villalon, Chief Financial Officer 952.417.3733 (Office)

ALERUS FINANCIAL CORPORATION REPORTS

FIRST QUARTER 2022 NET INCOME OF $10.2 MILLION

GRAND FORKS, N.D. (April 27, 2022) – Alerus Financial Corporation (Nasdaq: ALRS) reported net income of $10.2 million for the first quarter of 2022, or $0.57 per diluted common share, compared to net income of $12.7 million, or $0.72 per diluted common share, for the fourth quarter of 2021, and net income of $15.2 million, or $0.86 per diluted common share, for the first quarter of 2021.

CEO Comments

President and Chief Executive Officer Katie Lorenson said, “Alerus entered the new year with upward momentum and finished the quarter strong, producing net income of $10.2 million and return on average tangible common equity of 14.72%. We had strong production in our business and consumer segments, focused on serving our clients holistically with our diverse product offerings. Mortgage application volume remained steady, however, the lack of housing inventory put pressure on origination volume. Credit quality remains pristine with another quarter of net recoveries and continued low levels of non-performing loans. Our company continues to achieve sound expense management, despite the pressure on wages and continued investment in talent. We successfully attracted a five-person commercial real estate team, specializing in financing local, regional and national development and commercial construction projects. We believe this team will further enhance our expertise in the commercial banking space and our growing brand and presence in the Twin Cities. We believe our ability to execute talent lift-outs, acquisitions and continued, strong organic performance will create continued value for our shareholders.”

Quarterly Highlights

◾	Return on average total assets of 1.26%, compared to 1.50% for the fourth quarter of 2021
◾	Return on average common equity of 11.78%, compared to 14.12% for the fourth quarter of 2021
◾	Return on average tangible common equity(1) of 14.72%, compared to 17.36% for the fourth quarter of 2021
◾	Net interest margin (tax-equivalent) was 2.83%, compared to 2.84% for the fourth quarter of 2021
◾	Allowance for loan losses to total loans was 1.74%, compared to 1.80% as of December 31, 2021
◾	Efficiency ratio(1) of 72.25%, compared to 71.06% for the fourth quarter of 2021
◾	Noninterest income for the first quarter of 2022 was 57.62% of total revenue, compared to 59.67% for the fourth quarter of 2021
◾	Mortgage originations totaled $186.8 million, a 47.7% decrease from the fourth quarter of 2021
◾	Loans held for sale decreased $24.6 million, or 53.0%, since December 31, 2021
◾	Loans held for investment increased $60.0 million, or 3.4%, since December 31, 2021; excluding Paycheck Protection Program, or PPP loans, loans held for investment increased $80.5 million, or 4.7%, since December 31, 2021
◾	Deposits decreased $28.3 million, or 1.0%, since December 31, 2021
(1)	Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Selected Financial Data (unaudited)

	As of and for the
	Three months ended
	March 31,	December 31,	March 31,
(dollars and shares in thousands, except per share data)	2022	2021	2021
Performance Ratios
Return on average total assets	1.26%	1.50%	2.02%
Return on average common equity	11.78%	14.12%	18.46%
Return on average tangible common equity (1)	14.72%	17.36%	23.03%
Noninterest income as a % of revenue	57.62%	59.67%	64.97%
Net interest margin (tax-equivalent)	2.83%	2.84%	3.12%
Efficiency ratio (1)	72.25%	71.06%	66.43%
Net charge-offs/(recoveries) to average loans	(0.03)%	(0.22)%	0.10%
Dividend payout ratio	28.07%	22.22%	17.44%
Per Common Share
Earnings per common share - basic	$0.58	$0.73	$0.87
Earnings per common share - diluted	$0.57	$0.72	$0.86
Dividends declared per common share	$0.16	$0.16	$0.15
Book value per common share	$19.00	$20.88	$19.15
Tangible book value per common share (1)	$16.07	$17.87	$15.95
Average common shares outstanding - basic	17,244	17,210	17,145
Average common shares outstanding - diluted	17,500	17,480	17,465
Other Data
Retirement and benefit services assets under administration/management	$35,333,131	$36,732,938	$34,774,650
Wealth management assets under administration/management	$4,584,856	$4,039,931	$3,357,530
Mortgage originations	$186,762	$356,821	$518,014

(1)Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Results of Operations

Net Interest Income

Net interest income for the first quarter of 2022 was $21.7 million, a $1.1 million, or 4.9%, decrease from the fourth quarter of 2021. Net interest income decreased $365 thousand, or 1.7%, from $22.0 million for the first quarter of 2021. The linked quarter decrease in net interest income was primarily driven by a $2.1 million decrease in interest income from loans, the largest component of which was a $1.6 million decrease in interest and loan fees recognized on PPP loans. This decrease was partially offset by a $971 thousand increase in interest income from investment securities. During the first quarter of 2022, average interest earning assets decreased $73.2 million, primarily due to decreases of $126.9 million in interest-bearing deposits with banks and $14.4 million in average loans. If PPP loans were excluded, average loans would have increased $29.7 million. Partially offsetting these decreases, was a $96.9 million increase in average investment securities as a result of a change in our balance sheet mix.

Net interest margin (tax-equivalent), a non-GAAP financial measure, was 2.83% for the first quarter of 2022, a modest 1 basis point decrease from 2.84% for the fourth quarter of 2021, and a 29 basis point decrease from 3.12% in the first quarter of 2021. If PPP loans were excluded, net interest margin was 2.77% for the first quarter of 2022, a 15 basis point increase from 2.62% for the fourth quarter of 2021, and a 12 basis point decrease from 2.89% in the first quarter of 2021.

Noninterest Income

Noninterest income for the first quarter of 2022 was $29.5 million, a $4.2 million, or 12.6%, decrease from the fourth quarter of 2021. The linked quarter decrease was primarily a result of decreases of $3.0 million in mortgage banking revenue, $906 thousand in retirement and benefit services revenue and $307 thousand in wealth management revenue. Mortgage banking revenue decreased primarily as a result of a $170.1 million decrease in mortgage originations. Retirement and benefit services revenue decreased primarily as a result of decreases of $533 thousand in non-asset based fees and $372 thousand in asset based fees. These decreases were primarily a result of a seasonal reduction of $255 thousand in ESOP fees, a $236 thousand decrease in plan document fees, and a $1.4 billion, or 3.8%, decrease in assets under administration/management. Wealth management revenue decreased primarily due to a $115 thousand decrease in fee revenue from dimension accounts.

Noninterest income for the first quarter of 2022 decreased $11.4 million, or 27.9%, from $40.9 million in the first quarter of 2021. The year over year decrease was primarily due to a $12.2 million decrease in mortgage banking revenue, a result of a $331.3 million, or 63.9%, decrease in mortgage originations. The decrease in mortgage originations also resulted in a gain on sale margin decrease of 37 basis points to 2.80% for the first quarter of 2022. This decrease was partially offset by increases of $391 thousand in retirement and benefit services revenue and $340 thousand in wealth management revenue. Retirement and benefit services revenue increased primarily due to a $588 thousand increase in non-asset based fees, partially offset by a $196 thousand decrease in asset based fees. Wealth management fees increased as a result of increases of $209 thousand in fee revenue earned from dimension accounts and $280 thousand in revenue earned from blueprint accounts.

Noninterest Expense

Noninterest expense for the first quarter of 2022 was $38.1 million, a decrease of $3.2 million, or 7.8%, compared to the fourth quarter of 2021. The decrease in noninterest expense was primarily driven by decreases of $3.0 million in compensation expense, $296 thousand in business services, software and technology expense, $272 thousand in marketing and business development expense, and $267 thousand in professional fees and assessments. The decrease in compensation expense was primarily due to a decrease in mortgage related compensation and incentives.

Noninterest expense for the first quarter of 2022 decreased $5.0 million, or 11.5%, from $43.0 million in the first quarter of 2021. The year over year decrease was primarily driven by decreases of $4.6 million in compensation expense and $646 thousand in mortgage and lending expenses. Partially offsetting these decreases were increases of $349 thousand in employee and benefits expense and $153 thousand in travel expenses. The decreases in compensation expense and mortgage and lending expenses were primarily due to the decrease in mortgage originations as previously stated. Employee taxes and benefits expense increased primarily due to an increase in group insurance.

Financial Condition

Total assets were $3.3 billion as of March 31, 2022, a decrease of $56.5 million, or 1.7%, from December 31, 2021. The overall change in assets included decreases of $109.5 million in cash and cash equivalents, $11.9 million in investment securities held-to-maturity, and $24.6 million in loans held for sale. Partially offsetting these decreases, was an increase in assets due to a $60.0 million increase in loans held for investment and a $12.7 million increase in investments available-for-sale. If PPP loans were excluded, loans held for investment would have increased $80.5 million, or 4.7%, from December 31, 2021.

Loans

Total loans were $1.8 billion as of March 31, 2022, an increase of $60.0 million, or 3.4%, from December 31, 2021. This increase was primarily a result of increases of $30.7 million in commercial and industrial loans, $3.3 million in commercial real estate loans, and $25.1 million in consumer loans. If PPP loans were excluded, commercial and industrial loans increased $51.1 million, or 12.7%, from December 31, 2021, primarily as a result of increased credit line utilization.

The following table presents the composition of our loan portfolio as of the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2022	2021	2021	2021	2021
Commercial
Commercial and industrial (1)	$467,449	$436,761	$506,599	$572,734	$678,029
Real estate construction	41,604	40,619	37,751	36,549	40,473
Commercial real estate	602,158	598,893	573,518	567,987	569,451
Total commercial	1,111,211	1,076,273	1,117,868	1,177,270	1,287,953
Consumer
Residential real estate first mortgage	522,489	510,716	501,339	470,822	454,958
Residential real estate junior lien	130,604	125,668	130,243	130,180	130,299
Other revolving and installment	53,738	45,363	50,936	57,040	64,135
Total consumer	706,831	681,747	682,518	658,042	649,392
Total loans	$1,818,042	$1,758,020	$1,800,386	$1,835,312	$1,937,345

(1)	Includes PPP loans of $13.1 million at March 31, 2022, $33.6 million at December 31, 2021, $103.5 million at September 30, 2021, $165.0 million at June 30, 2021 and $256.8 million at March 31, 2021.

Deposits

Total deposits were $2.9 billion as of March 31, 2022, a decrease of $28.3 million, or 1.0%, from December 31, 2021. Interest-bearing deposits increased $79.0 million, while noninterest-bearing deposits decreased $107.3 million in the first quarter of 2022. The increase in interest-bearing deposits included increases of $45.7 million in interest-bearing demand deposits, $39.6 million in money market accounts, and $2.5 million in savings accounts, partially offset by an $8.7 million decrease in time deposits. Synergistic deposits decreased $26.1 million from December 31, 2021. Excluding synergistic deposits, commercial transaction deposits decreased $16.7 million, or 1.3%, partially offset by a $21.7 million increase in consumer transaction deposits. Noninterest-bearing deposits as a percentage of total deposits was 28.8% as of March 31, 2022, compared to 32.1% as of December 31, 2021.

The following table presents the composition of our deposit portfolio as of the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2022	2021	2021	2021	2021
Noninterest-bearing demand	$831,558	$938,840	$797,062	$758,820	$775,434
Interest-bearing
Interest-bearing demand	760,321	714,669	673,916	736,043	674,466
Savings accounts	99,299	96,825	92,632	89,437	87,492
Money market savings	976,905	937,305	924,678	920,831	967,273
Time deposits	224,184	232,912	224,800	205,809	212,908
Total interest-bearing	2,060,709	1,981,711	1,916,026	1,952,120	1,942,139
Total deposits	$2,892,267	$2,920,551	$2,713,088	$2,710,940	$2,717,573

Asset Quality

Total nonperforming assets were $5.1 million as of March 31, 2022, an increase of $2.0 million, or 64.8%, from December 31, 2021. As of March 31, 2022, the allowance for loan losses was $31.7 million, or 1.74% of total loans, compared to $31.6 million, or 1.80% of total loans, as of December 31, 2021. Excluding PPP loans, the ratio of allowance for loan losses to total loans was 1.76% at March 31, 2022, compared to 1.83% as of December 31, 2021.

The following table presents selected asset quality data as of and for the periods indicated:

	As of and for the three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2022	2021	2021	2021	2021
Nonaccrual loans	$4,069	$2,076	$6,229	$6,960	$4,756
Accruing loans 90+ days past due	146	121	—	—	—
Total nonperforming loans	4,215	2,197	6,229	6,960	4,756
OREO and repossessed assets	865	885	862	858	139
Total nonperforming assets	$5,080	$3,082	$7,091	$7,818	$4,895
Net charge-offs/(recoveries)	(141)	(1,006)	(302)	(6)	488
Net charge-offs/(recoveries) to average loans	(0.03)%	(0.22)%	(0.06)%	—%	0.10%
Nonperforming loans to total loans	0.23%	0.12%	0.35%	0.38%	0.25%
Nonperforming assets to total assets	0.15%	0.09%	0.22%	0.25%	0.16%
Allowance for loan losses to total loans	1.74%	1.80%	1.78%	1.84%	1.74%
Allowance for loan losses to nonperforming loans	752%	1,437%	515%	485%	710%

For the first quarter of 2022, we had net recoveries of $141 thousand compared to net recoveries of $1.0 million for the fourth quarter of 2021 and $488 thousand of net charge-offs for the first quarter of 2021.

There was no provision expense recorded for the first quarter of 2022, compared to a $1.5 million reversal of provision expense in the fourth quarter of 2021, and no provision expense in the first quarter of 2021. Management saw modest net recoveries in the first quarter of 2022 which supported the determination that no additional provision expense should be recognized.

Capital

Total stockholders’ equity was $328.5 million as of March 31, 2022, a decrease of $30.9 million, or 8.6%, from December 31, 2021. The decrease in stockholders’ equity was primarily due to a $38.1 million decrease in other comprehensive income, a result of rising interest rates that resulted in a lower fair value on our investment securities available-for-sale. Management expects that we could see a continued decline in other comprehensive income if the Federal Reserve continues to raise interest rates. Tangible book value per common share, a non-GAAP financial measure, decreased to $16.07 as of March 31, 2022, from $17.87 as of December 31, 2021. Tangible common equity to tangible assets, a non-GAAP financial measure, decreased to 8.46% as of March 31, 2022, from 9.21% as of December 31, 2021.

The following table presents our capital ratios as of the dates indicated:

	March 31,	December 31,	March 31,
	2022	2021	2021
Capital Ratios(1)
Alerus Financial Corporation Consolidated
Common equity tier 1 capital to risk weighted assets	14.27%	14.65%	13.48%
Tier 1 capital to risk weighted assets	14.66%	15.06%	13.88%
Total capital to risk weighted assets	18.12%	18.64%	17.54%
Tier 1 capital to average assets	10.30%	9.79%	9.59%
Tangible common equity / tangible assets (2)	8.46%	9.21%	8.86%

Alerus Financial, N.A.
Common equity tier 1 capital to risk weighted assets	13.52%	13.87%	12.80%
Tier 1 capital to risk weighted assets	13.52%	13.87%	12.80%
Total capital to risk weighted assets	14.77%	15.12%	14.06%
Tier 1 capital to average assets	9.50%	9.01%	8.85%

(1)	Capital ratios for the current quarter are to be considered preliminary until the Call Report for Alerus Financial, N.A. is filed.
(2)	Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Metro Phoenix Bank Acquisition

On December 8, 2021, the Company announced the signing of a definitive agreement and plan of merger to acquire MPB BHC, Inc. (“MPHX”) (OTCPK: MPHX), the bank holding company for Metro Phoenix Bank, the largest full-service community bank headquartered in Phoenix. The proposed acquisition would be the Company’s twenty-fifth since 2000 and would significantly increase the Alerus presence in Arizona. If the transaction is consummated, Alerus will have the fifth largest deposit market share in the Phoenix metropolitan statistical area (MSA) among community banks. On a pro forma basis, Alerus will operate three branch locations in Arizona (Phoenix, Scottsdale and Mesa). The combined company’s Arizona operation will have approximately $439 million in total loans and approximately $483 million in total deposits.

The agreement and plan merger was approved by the boards of directors of Alerus and MPHX. Completion of the merger is subject to customary closing conditions, including receipt of required regulatory approvals and the approval by the shareholders of MPHX at a special shareholders’ meeting, which is scheduled for April 29, 2022. The transaction has been subject to regulatory delays but is expected to close in the second quarter of 2022. Alerus currently intends to merge Metro Phoenix Bank into Alerus Financial, N.A. following the closing of the holding company merger.

Conference Call

The Company will host a conference call at 9:00 a.m. Central Time on Thursday, April 28, 2022, to discuss its financial results. The call can be accessed via telephone at (844) 200-6205, using access code 164479. A recording of the call and transcript will be available on the Company’s investor relations website at investors.alerus.com following the call.

About Alerus Financial Corporation

Alerus Financial Corporation is a diversified financial services company headquartered in Grand Forks, ND. Through its subsidiary, Alerus Financial, N.A., Alerus provides innovative and comprehensive financial solutions to business and consumer clients through four distinct business segments—banking, retirement and benefit services, wealth management, and mortgage. Alerus provides clients with a primary point of contact to help fully understand the unique needs and delivery channel preferences of each client. Clients are provided with competitive products, valuable insight and sound advice supported by digital solutions designed to meet the clients’ needs. Alerus Financial banking and wealth management offices are located in Grand Forks and Fargo, ND, the Minneapolis-St. Paul, MN metropolitan area, and Scottsdale and Mesa, AZ. Alerus Retirement and Benefits plan administration offices are located in St. Paul, MN, East Lansing, MI, and Littleton, CO.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized by U.S. Generally Accepted Accounting Principles, or GAAP. These non-GAAP financial measures include the ratio of tangible common equity to tangible assets, tangible common equity per share, return on average tangible common equity, net interest margin (tax-equivalent), and the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of its performance, and believes financial analysts and investors frequently use these measures, and other similar measures, to evaluate capital adequacy and financial performance. Reconciliations of non-GAAP disclosures used in this press release to the comparable GAAP measures are provided in the accompanying tables. Management, banking regulators, many financial analysts and other investors use these measures in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions.

These non-GAAP financial measures should not be considered in isolation or as a substitute for total stockholders’ equity, total assets, book value per share, return on average assets, return on average equity, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of Alerus Financial Corporation. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature. Examples of forward-looking statements include, among others, statements we make regarding our projected growth, anticipated future financial performance, financial condition, credit quality, management’s long-term performance goals and the future plans and prospects of Alerus Financial Corporation.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the negative effects of the ongoing COVID-19 pandemic, including its effects on the economic environment, our clients, and our operations, including due to supply chain disruptions, as well as any changes to federal, state, or local government laws, regulations, or orders in response to the pandemic; our ability to successfully manage credit risk and maintain an adequate level of allowance for loan losses; new or revised accounting standards, including as a result of the implementation of the new Current Expected Credit Loss Standard; business and economic conditions generally and in the financial services industry, nationally and within our market areas, including rising rates of inflation; the overall health of the local and national real estate market; concentrations within our loan portfolio; the level of nonperforming assets on our balance sheet; our ability to implement our organic and acquisition growth strategies; the impact of economic or market conditions on our fee-based services; our ability to continue to grow our retirement and benefit services business; our ability to continue to originate a sufficient volume of residential mortgages; the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents; interruptions involving our information technology and telecommunications systems or third-party servicers; potential losses incurred in connection with mortgage loan repurchases; the composition of our executive management team and our ability to attract and retain key personnel; rapid technological change in the financial services industry; increased competition in the financial services industry from non-banks such as credit unions and other Fintech companies; our ability to successfully manage liquidity risk, especially in light of recent excess liquidity at the Bank; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us or to which we may become subject; potential impairment to the goodwill we recorded in connection with our past acquisitions; the extensive regulatory framework that applies to us; the impact of recent and future legislative and regulatory changes; interest rate risks associated with our business, including the effects of anticipated rate increases by the Federal Reserve; fluctuations in the values of the securities held in our securities portfolio; governmental monetary, trade and fiscal policies; severe weather, natural disasters, widespread disease or pandemics, such as the COVID-19 global pandemic, acts of war or terrorism, including the Russian invasion of Ukraine, or other adverse external events; any material weaknesses in our internal control over financial reporting; developments and uncertainty related to the future use and availability of some reference rates, such as the London Interbank Offered Rate, as well as other alternative rates; changes to U.S. or state tax laws, regulations and guidance, including recent proposals to increase the federal corporate tax rate; talent and labor shortages and employee turnover; possible federal mask and vaccine mandates; our success at managing the risks involved in the foregoing items; and any other risks described in the “Risk Factors” sections of the reports filed by Alerus Financial Corporation with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Alerus Financial Corporation and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands, except share and per share data)

	March 31,	December 31,
	2022	2021
Assets	(Unaudited)	(Audited)
Cash and cash equivalents	$132,832	$242,311
Investment securities
Available-for-sale, at fair value	866,333	853,649
Held-to-maturity, at carrying value	340,150	352,061
Loans held for sale	21,864	46,490
Loans	1,818,042	1,758,020
Allowance for loan losses	(31,713)	(31,572)
Net loans	1,786,329	1,726,448
Land, premises and equipment, net	17,619	18,370
Operating lease right-of-use assets	3,360	3,727
Accrued interest receivable	8,516	8,537
Bank-owned life insurance	33,358	33,156
Goodwill	31,490	31,490
Other intangible assets	19,197	20,250
Servicing rights	1,771	1,880
Deferred income taxes, net	23,517	11,614
Other assets	49,863	42,708
Total assets	$3,336,199	$3,392,691
Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$831,558	$938,840
Interest-bearing	2,060,709	1,981,711
Total deposits	2,892,267	2,920,551
Long-term debt	58,902	58,933
Operating lease liabilities	3,850	4,275
Accrued expenses and other liabilities	52,675	49,529
Total liabilities	3,007,694	3,033,288
Stockholders’ equity
Preferred stock, $1 par value, 2,000,000 shares authorized: 0 issued and outstanding	—	—
Common stock, $1 par value, 30,000,000 shares authorized: 17,288,575 and 17,212,588 issued and outstanding	17,289	17,213
Additional paid-in capital	92,573	92,878
Retained earnings	260,967	253,567
Accumulated other comprehensive income (loss)	(42,324)	(4,255)
Total stockholders’ equity	328,505	359,403
Total liabilities and stockholders’ equity	$3,336,199	$3,392,691

Alerus Financial Corporation and Subsidiaries

Consolidated Statements of Income

(dollars and shares in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Interest Income	(Unaudited)	(Unaudited)	(Unaudited)
Loans, including fees	$17,292	$19,354	$20,567
Investment securities
Taxable	5,440	4,454	2,401
Exempt from federal income taxes	216	231	236
Other	116	166	117
Total interest income	23,064	24,205	23,321
Interest Expense
Deposits	829	880	995
Long-term debt	562	536	288
Total interest expense	1,391	1,416	1,283
Net interest income	21,673	22,789	22,038
Provision for loan losses	—	(1,500)	—
Net interest income after provision for loan losses	21,673	24,289	22,038
Noninterest Income
Retirement and benefit services	17,646	18,552	17,255
Wealth management	5,326	5,633	4,986
Mortgage banking	4,931	7,967	17,132
Service charges on deposit accounts	363	370	338
Net gains (losses) on investment securities	—	—	114
Other	1,204	1,196	1,056
Total noninterest income	29,470	33,718	40,881
Noninterest Expense
Compensation	19,051	22,088	23,698
Employee taxes and benefits	6,162	5,590	5,813
Occupancy and equipment expense	2,051	1,936	2,231
Business services, software and technology expense	4,924	5,220	4,976
Intangible amortization expense	1,053	1,053	1,151
Professional fees and assessments	1,541	1,808	1,472
Marketing and business development	600	872	676
Supplies and postage	646	778	531
Travel	179	206	26
Mortgage and lending expenses	686	488	1,332
Other	1,178	1,237	1,136
Total noninterest expense	38,071	41,276	43,042
Income before income taxes	13,072	16,731	19,877
Income tax expense	2,888	4,026	4,662
Net income	$10,184	$12,705	$15,215
Per Common Share Data
Earnings per common share	$0.58	$0.73	$0.87
Diluted earnings per common share	$0.57	$0.72	$0.86
Dividends declared per common share	$0.16	$0.16	$0.15
Average common shares outstanding	17,244	17,210	17,145
Diluted average common shares outstanding	17,500	17,480	17,465

Alerus Financial Corporation and Subsidiaries

Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures (unaudited)

(dollars and shares in thousands, except per share data)

	March 31,	December 31,	March 31,
	2022	2021	2021
Tangible Common Equity to Tangible Assets
Total common stockholders’ equity	$328,505	$359,403	$329,234
Less: Goodwill	31,490	31,490	30,201
Less: Other intangible assets	19,197	20,250	24,768
Tangible common equity (a)	277,818	307,663	274,265
Total assets	3,336,199	3,392,691	3,151,756
Less: Goodwill	31,490	31,490	30,201
Less: Other intangible assets	19,197	20,250	24,768
Tangible assets (b)	3,285,512	3,340,951	3,096,787
Tangible common equity to tangible assets (a)/(b)	8.46%	9.21%	8.86%
Tangible Book Value Per Common Share
Total common stockholders’ equity	$328,505	$359,403	$329,234
Less: Goodwill	31,490	31,490	30,201
Less: Other intangible assets	19,197	20,250	24,768
Tangible common equity (c)	277,818	307,663	274,265
Total common shares issued and outstanding (d)	17,289	17,213	17,190
Tangible book value per common share (c)/(d)	$16.07	$17.87	$15.95

	Three months ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Return on Average Tangible Common Equity
Net income	$10,184	$12,705	$15,215
Add: Intangible amortization expense (net of tax)	832	832	909
Net income, excluding intangible amortization (e)	11,016	13,537	16,124
Average total equity	350,545	357,084	334,188
Less: Average goodwill	31,490	30,930	30,201
Less: Average other intangible assets (net of tax)	15,569	16,843	19,995
Average tangible common equity (f)	303,486	309,311	283,992
Return on average tangible common equity (e)/(f)	14.72%	17.36%	23.03%
Efficiency Ratio
Noninterest expense	$38,071	$41,276	$43,042
Less: Intangible amortization expense	1,053	1,053	1,151
Adjusted noninterest expense (g)	37,018	40,223	41,891
Net interest income	21,673	22,789	22,038
Noninterest income	29,470	33,718	40,881
Tax-equivalent adjustment	94	99	143
Total tax-equivalent revenue (h)	51,237	56,606	63,062
Efficiency ratio (g)/(h)	72.25%	71.06%	66.43%

Alerus Financial Corporation and Subsidiaries

Analysis of Average Balances, Yields, and Rates (unaudited)

(dollars in thousands)

	Three months ended
	March 31, 2022		December 31, 2021		March 31, 2021
		Average		Average		Average
	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate
Interest Earning Assets
Interest-bearing deposits with banks	$105,726	0.18%	$232,650	0.16%	$184,376	0.12%
Investment securities (1)	1,216,256	1.90%	1,119,370	1.68%	662,413	1.65%
Loans held for sale	24,656	2.57%	53,357	2.33%	82,249	2.13%
Loans
Commercial:
Commercial and industrial	434,656	4.68%	471,262	5.61%	674,935	4.72%
Real estate construction	41,139	3.89%	41,573	3.89%	45,264	4.22%
Commercial real estate	601,024	3.64%	587,542	3.90%	560,986	3.79%
Total commercial	1,076,819	4.07%	1,100,377	4.63%	1,281,185	4.30%
Consumer
Residential real estate first mortgage	514,724	3.49%	504,997	3.30%	457,882	3.76%
Residential real estate junior lien	125,997	4.45%	129,238	4.52%	137,745	4.86%
Other revolving and installment	50,686	4.38%	48,045	4.53%	68,625	4.38%
Total consumer	691,407	3.73%	682,280	3.62%	664,252	4.05%
Total loans (1)	1,768,226	3.94%	1,782,657	4.25%	1,945,437	4.21%
Federal Reserve/FHLB stock	6,486	4.38%	6,496	4.34%	5,780	4.49%
Total interest earning assets	3,121,350	3.01%	3,194,530	3.02%	2,880,255	3.30%
Noninterest earning assets	165,459		159,370		167,006
Total assets	$3,286,809		$3,353,900		$3,047,261
Interest-Bearing Liabilities
Interest-bearing demand deposits	$714,472	0.12%	$754,432	0.13%	$642,832	0.16%
Money market and savings deposits	1,043,430	0.14%	1,039,492	0.14%	1,030,348	0.16%
Time deposits	227,485	0.44%	225,497	0.46%	210,719	0.66%
Fed funds purchased	—	—%	—	—%	—	—%
Long-term debt	58,908	3.87%	58,938	3.61%	25,677	4.55%
Total interest-bearing liabilities	2,044,295	0.28%	2,078,359	0.27%	1,909,576	0.27%
Noninterest-Bearing Liabilities and Stockholders' Equity
Noninterest-bearing deposits	831,441		851,210		731,680
Other noninterest-bearing liabilities	60,528		67,247		71,817
Stockholders’ equity	350,545		357,084		334,188
Total liabilities and stockholders’ equity	$3,286,809		$3,353,900		$3,047,261
Net interest rate spread		2.73%		2.75%		3.03%
Net interest margin, tax-equivalent (1)		2.83%		2.84%		3.12%

(1)	Taxable-equivalent adjustment was calculated utilizing a marginal income tax rate of 21.0%.